Filed Pursuant to Rule 424(b)(3)

Registration No. 333-123997

PROSPECTUS SUPPLEMENT NO. 2 DATED AUGUST 25, 2005

(TO PROSPECTUS DATED JUNE 20, 2005)

PANACOS PHARMACEUTICALS, INC.

13,725,555 SHARES OF COMMON STOCK

This Prospectus Supplement No. 2 supplements and amends the Prospectus dated June 20, 2005 and the Prospectus Supplement No. 1 dated August 12, 2005 (the “Prospectus”), relating to the resale from time to time by holders of our shares of common stock. Such information has been obtained from the selling stockholders. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

Our common stock is quoted on The Nasdaq National Market under the symbol “PANC.” The last reported sale price of our common stock on August 25, 2005 was $10.31 per share.

See “Risk Factors” beginning on page 5 of the Prospectus to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory authority, has approved or disapproved the securities nor have any of the foregoing authorities passed upon or endorsed the merits of this offering or the accuracy or adequacy of this Prospectus Supplement or the Prospectus or the documents incorporated by reference therein. Any representation to the contrary is a criminal offense.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Stockholders” in the Prospectus, and, where the name of a selling stockholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling stockholder supercedes the information in the Prospectus:

	Shares Beneficially Owned Before Offering(1)			Shares Being	Shares Beneficially Owned After Offering(2)
	Number	Percent		Offered	Number	Percent
Ampersand 1999 Limited Partnership(3)	1,983,894	4.9%		1,117,243	866,651	2.2%
Ampersand 1999 Companion Fund Limited Partnership(4)	40,487	**	%	22,801	17,686	**	%
AMP-99 Management Company LLC	156,337	**	%	127,277	29,060	**	%
A.G. Edwards Private Equity Partners QP, LP	189,748	**	%	154,478	35,270	**	%
A.G. Edwards Private Equity Partners LP	66,879	**	%	54,448	12,431	**	%
Ampersand Venture Management Trust	60,362	**	%	43,713	16,649	**	%
Collins Family Partnership	29,224	**	%	20,893	8,331	**	%
CTTV Investments LLC	256,625	**	%	208,923	47,702	**	%
Crossroads 1997 Asset Allocation I LP	51,324	**	%	41,784	9,540	**	%
Crossroads 1997 Asset Allocation II LP	51,324	**	%	41,784	9,540	**	%
Crossroads 1997 Venture Capital I LP	51,324	**	%	41,784	9,540	**	%
Crossroads 1997 Venture Capital Programme I LP	102,651	**	%	83,570	19,081	**	%
DSM New Business Development BV	278,631	**	%	208,923	69,708	**	%
Sheldon Engelhorn as Trustee for the Sheldon Engelhorn & Susan Engelhorn Revocable Trust u/d/t dtd. 11/5/95	51,324	**	%	41,784	9,540	**	%
Fairview Ventures Fund I, LP	513,252	1%		417,849	95,403	**	%
Fayez Sarofim	153,974	**	%	125,353	28,621	**	%
Fisher Scientific International Inc. Defined Benefit Master Trust	167,238	**	%	83,570	83,668	**	%
FLAG Venture Partners II, LP	256,625	**	%	208,923	47,702	**	%
FSI No. 2 Corporation	153,974	**	%	125,353	28,621	**	%
GenTek Inc. Defined Benefit Master Trust	102,651	**	%	83,570	19,081	**	%
General Chemical Industrial Products, Inc. Defined Benefit Master Trust	102,651	**	%	83,570	19,081	**	%
Bennett W. Golub, Ph. D.	25,663	**	%	20,893	4,770	**	%
The Henry Luce Foundation, Inc.	513,252	1%		417,849	95,403	**	%
LJH Partners, LP	51,324	**	%	41,784	9,540	**	%
MLM Appointment Trust FBO Erika L. Binger	64,154	**	%	52,229	11,925	**	%
MLM Appointment Trust FBO Benjamen M. Binger	64,154	**	%	52,229	11,925	**	%
MLM Appointment Trust FBO Meghan M. Brown	64,154	**	%	52,229	11,925	**	%
MLM Appointment Trust FBO Noa B. Staryk	70,378	**	%	52,229	18,149	**	%
Mellon Bank, NA Agent for 1052-145000-0	13,219	**	%	10,762	2,457	**	%
Mellon Bank, NA Agent for 1017-7046BN-8	10,110	**	%	8,231	1,879	**	%
Mellon Bank, NA Agent for MRPF-170783-2	56,303	**	%	41,784	14,519	**	%
Kleinwort Benson (Channel Islands) Limited as Custodian for VenCap 6 Limited	51,324	**	%	41,784	9,540	**	%
Neubauer, Joseph & Jeanette	102,651	**	%	83,570	19,081	**	%
Paulsen, William F.	51,324	**	%	41,784	9,540	**	%
The Northern Trust Co. as Trustee for the Pfizer Retirement Annuity Plan	814,718	2%		626,772	187,946	**	%
Kleinwort Benson (Channel Islands) Limited as Custodian for VenCap 7 Limited	256,625	**	%	208,923	47,702	**	%
Private Equity Technology Partners CV	256,625	**	%	208,923	47,702	**	%
Rappaport Asset Private Partnership LP	51,324	**	%	41,784	9,540	**	%
Rappaport, Jerome Lyle	51,324	**	%	41,784	9,540	**	%
State of Wisconsin Investment Board	1,539,756	4%		1,253,547	286,209	**	%
The Permanent University Fund of the State of TX	726,979	2%		543,202	183,777	**	%
UTIMCO, on behalf of the General Endowment Fund	374,213	**	%	292,493	81,720	**	%
Samuel K. Ackerman(5)	420,370	1%		2,092	418,278	1%
John R. and Jan T. Barr(6)	53,824	**	%	2,092	51,732	**	%
Hal H. Beretz	2,570	**	%	2,092	478	**	%
Roger E. Brooks and Elizabeth A. Brooks	5,443	**	%	4,187	1,256	**	%
John D. Dionne	2,570	**	%	2,092	478	**	%
Marc and Carol Dulude	3,857	**	%	3,140	717	**	%
Patrick J. Foley, Jr.	2,570	**	%	2,092	478	**	%
John T. Forbis	7,713	**	%	6,279	1,434	**	%
Peter J. Frasso and Paula J. Frasso	2,570	**	%	2,092	478	**	%
GCMPM & Messina Limited Partnership	5,143	**	%	4,187	956	**	%
William L Healey and Norma Kay Healey Family Trust dated 11/3/87 and Amended 3/15/94	5,143	**	%	4,187	956	**	%
Dennis L. Holland	2,570	**	%	2,092	478	**	%
Bernard Horowitz, Ph.D.	2,669	**	%	2,092	577	**	%
Stephen B. King	5,143	**	%	4,187	956	**	%
The Gary E. Liebl and Kay D. Liebl Family Trust dated 5/23/94	5,143	**	%	4,187	956	**	%
The Lyon Trust	5,143	**	%	4,187	956	**	%
Elizabeth F. Patterson	3,119	**	%	2,092	1,027	**	%
James B. Powell	3,085	**	%	2,511	574	**	%
Charles F. and Candis L. Putnik	2,570	**	%	2,092	478	**	%
David V. Ragone	6,916	**	%	4,187	2,729	**	%
The Robert A. Charpie Irrevocable Trust	35,928	**	%	20,951	14,977	**	%
The Robert A. Charpie Irrevocable Trust FBO Carol C. McMullen	6,430	**	%	5,235	1,195	**	%
The Robert A. Charpie Irrevocable Trust FBO David W. Charpie	6,430	**	%	5,235	1,195	**	%
The Robert A. Charpie Irrevocable Trust FBO John R. Charpie	6,430	**	%	5,235	1,195	**	%
The Robert A. Charpie Irrevocable Trust FBO Richard A. Charpie(7)	6,430	**	%	5,235	1,195	**	%
Stuck Family LP	5,143	**	%	4,187	956	**	%
David Tendler(8)	5,513	**	%	2,092	3,421	**	%
Timothy C. Tuff	1,028	**	%	837	191	**	%
Steven Walske	2,570	**	%	2,092	478	**	%
The Janina A. Longtine Trust 2001	2,570	**	%	2,092	478	**	%
John W. and Mary Kay Wood	5,143	**	%	4,187	956	**	%
KCM Limited Partnership	10,287	**	%	8,375	1,912	**	%

**	Less than 1%

(1)	Percentages prior to the offering are based on 39,509,667 shares of common stock (adjusting for our March 14, 2005 1-for-10 reverse stock split) that were issued and outstanding as of July 15, 2005. We deem shares of common stock that may be acquired by an individual or group within 60 days of July 15, 2005 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other individual or entity shown in the table.

(2)	We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this offering. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares of common stock pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares listed under the column “Shares Being Offered” in this prospectus upon the completion of the offering.

(3)	The number of shares beneficially owned before the offering consists of 1,333,419 shares of common stock and 650,475 shares of common stock issuable upon the exercise of warrants. 1,117,243 shares of common stock owned by Ampersand 1999 Limited Partnership are held in escrow until September 11, 2006 in accordance with the Escrow Agreement dated as of March 11, 2005. Richard A. Charpie is the Principal Managing Member of AMP-99 Management Company Limited Liability Company, which is the General Partner of Ampersand 1999 Limited Partnership and Ampersand 1999 Companion Fund Limited Partnership. Dr. Charpie is a former director on our Board. Herbert Hooper, a member of AMP-99 Management Company Limited Liability Company, is a former director of Panacos Pharmaceuticals, Inc. prior to its merger with V.I. Technologies, Inc. on March 11, 2005 and a director on our Board.

(4)	The number of shares beneficially owned before the offering consists of 27,212 shares of common stock and 13,275 shares of common stock issuable upon the exercise of warrants. 22,801 shares of common stock owned by Ampersand 1999 Companion Fund Limited Partnership are held in escrow until September 11, 2006 in accordance with the Escrow Agreement dated as of March 11, 2005. Richard A. Charpie is the Principal Managing Member of AMP-99 Management Company Limited Liability Company, which is the General Partner of Ampersand 1999 Limited Partnership and Ampersand 1999 Companion Fund Limited Partnership. Dr. Charpie is a former director on our Board. Herbert Hooper, a member of AMP-99 Management Company Limited Liability Company, is a former director of Panacos Pharmaceuticals, Inc. prior to its merger with V.I. Technologies, Inc. on March 11, 2005 and a director on our Board.

(5)	Samuel K. Ackerman, M.D. is our President and Chief Executive Officer.

(6)	John R. Barr was our President until July 2005 and is a former director on our Board.

(7)	Richard A. Charpie is a former director on our Board.

(8)	David Tendler is a former director on our Board.

The selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of our common stock since the date on which they provided the information about their common stock in transactions exempt from the registration requirements of the Securities Act.